BDO     BDO Seidman, LLP        One Sansome Street, Suite 1100
        Accountants and         San Francisco, CA 94104-4430
        Consultants             Fax: (415) 397-2161


                                March 30, 2000


Secrurities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.

This letter was written in response to the requirement of Rule
12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of Spectrum Organic Products, Inc. (formerly Organic Food Products, Inc.)(the "Registrant") The Registrant has stated in Part III of it's filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-KSB for the year ended December 31, 1999 because, in part, our Firm has not completed our audit of the financial statements of the Registrant for the year that ended, and is therefore unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25 for the year ended December 31, 1999, and agree with the statements made therein.


                                Very truly yours,

                                /s/ BDO Seidman, LLP
                                --------------------
                                BDO Seidman, LLP